News Release Corporate Headquarters 14025 Riveredge Drive, Suite 300 Tampa, FL 33637

CROWN HOLDINGS, INC. APPOINTS DR. JOHN M. ROST
EXECUTIVE VICE PRESIDENT AND CHIEF OPERATING OFFICER -
ASIA PACIFIC AND TRANSIT PACKAGING

Tampa, FL – March 26, 2026. Crown Holdings, Inc. (NYSE: CCK) announced today that Dr. John M. Rost has been appointed Executive Vice President and Chief Operating Officer – Asia Pacific and Transit Packaging, effective April 1, 2026. Dr. Rost currently serves as President of the Asia Pacific region and is based in Singapore. In his new Tampa, FL based role, Dr. Rost will continue to be responsible for Asia Pacific and will also add responsibility for the Company’s global Transit Packaging operations. He will continue to report to Timothy J. Donahue, Chairman, President and Chief Executive Officer.

Prior to his current role, Dr. Rost held the position of Senior Vice President – Technology, Sustainability and Regulatory Affairs and held increasingly responsible positions in those areas after joining the Company in 1997. Dr. Rost established a global regulatory team and was instrumental in forming and leading the current Sustainability team that launched Crown’s globally recognized Twentyby30 program. Dr. Rost holds a Bachelor of Science degree in Chemistry from Northern State University and a Ph.D. in Organic Chemistry from Loyola University Chicago.

Commenting on the appointment, Mr. Donahue said, “I would like to congratulate John on this well-deserved promotion. During his brief posting in Asia-Pacific, John has enhanced partner relationships while reenergizing volume growth in the region. We are confident that John’s leadership abilities, global experience and deep knowledge of the industry will serve the Company well in his new expanded role.”

About Crown Holdings, Inc.
Crown Holdings, Inc., through its subsidiaries, is a leading global supplier of rigid packaging products to consumer marketing companies, as well as transit and protective packaging products, equipment and services to a broad range of end markets. World headquarters are located in Tampa, Florida. Learn more at www.crowncork.com.

For more information, contact:
Thomas T. Fischer, Vice President, Investor Relations and Corporate Affairs, (215) 552-3720